EXHIBIT 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

AS OF JUNE 1, 2012

WHEREAS, Frank Creede (“Employee”) and Pacific DataVision, Inc. (the “Company”) executed an Employment Agreement (the “Agreement”) dated July 1, 2004;

WHEREAS, the parties desire to amend certain terms of such Agreement effective on the above written date

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 3.2 Termination of Employment is hereby amended as follows:

•	Sub section (c) is deleted in its entirety and replaced by the new sub section (c) below:

(c)        By Employee for Good Reason. Employee may voluntarily terminate his employment for Good Reason. “Good Reason” means (i) any action taken by the Company that results in a significant diminution in Employee’s responsibilities, authority or status, other than an isolated and inadvertent action that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from Employee; (ii) any change by the Company of the office location except as specified in Section 1.3 above; or (iii) any material failure by the Company to comply with any provision of Section 2 of this Agreement, other than: (1) a decrease in compensation paid that resulted from a determination by both the President/CEO and the Chairman that the Company’s financial condition is such that the reduction in compensation is essential to preserve the Company and that such percentage reduction is applied all Corporate Officers; or (2) an isolated and inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Employee. Termination of employment by Employee for Good Reason shall be communicated by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Employee relies. A termination of employment by the Employee for Good Reason shall be effective on the tenth business day following the date when the notice is given or, if the Company is permitted to remedy its action or failure, its failure to cure within the requisite time period, whichever occurs last. In the event of Employee’s termination for Good Reason pursuant to this subsection, the Company shall pay Employee a severance payment equal to twelve months of Employee’s base salary then in effect on the date of termination payable in twelve equal monthly payments commencing on the effective date of the termination unless (i) the automatic extension of the Employment Period under section 3.1 of this Agreement has not occurred and the employee is in the final year of the Employment Period, then the Company shall pay six months of Employee’s base salary then in effect on the date of termination payable in six equal monthly payments commencing on the effective date of the termination or (ii) the automatic extension of the Employment Period under section 3.1 of this Agreement has not occurred and the employee is beyond the final year of the Employment Period then the Company shall pay Employee his base salary then in effect through the effective date of termination.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to EMPLOYMENT AGREEMENT as of the date first above written.

PACIFIC DATAVISION

By:	/s/ John Pescatore

Name: John C. Pescatore

Title: President and Chief Executive Officer

EMPLOYEE

/s/ Frank Creede

Frank Creede